U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Tiepel                            Erich                 W.
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   (Last)                           (First)             (Middle)

                        1331 17th Street, Suite 720
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                                    (Street)

   Denver                             CO                 80202
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Rentech, Inc.         RTK

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)

     January 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common stock (1)                       01/18/02       J             75,000              $0       400,725         D
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                               Common
Option to Buy       $0.25                                    03/07/97 03/06/02 Stock     20,000           20,000     D
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                                                                               Common
Option to Buy       $0.25                                    07/08/97 07/07/02 Stock     10,000           10,000     D
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                                                                               Common
Option to Buy       $0.30                                    09/11/97 09/10/02 Stock     20,000           20,000     D
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                                                                               Common
Option to Buy       $0.82                                    01/27/98 01/26/03 Stock     20,000           20,000     D
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                                                                               Common
Option to Buy       $0.625                                   01/12/99 01/11/04 Stock     30,000           30,000     D
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                                                                               Common
Option to Buy       $1.0625                                  12/15/00 01/11/04 Stock     30,000           30,000     D
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                                                                               Common
Option to Buy       $1.09                                    07/23/01 07/22/06 Stock     20,000           20,000     D
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                                                                               Common
Option to Buy       $0.49                                    01/18/02 01/17/07 Stock     10,000           10,000     D
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Explanation of Responses:
(1) These securities were inadvertently reported as issued on January 18, 2002 but were not issued.


         ERICH W. TIEPEL
BY:  /s/ Dennis L. Yakobson                                      10/30/02
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           Attorney In Fact                                        Date
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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